Exhibit 99.01

Data for Neuralstem’s Novel NSI-189 Molecule in Major Depressive Disorder Published in Molecular Psychiatry

Phase 1b Data Demonstrate Potential of Oral Neurogenesis-based Therapies

GERMANTOWN, Md., December 8, 2015 – Neuralstem, Inc. (NASDAQ: CUR) today announced the publication of Phase 1b data in Molecular Psychiatry for their lead small molecule drug, NSI-189, in patients with major depressive disorder (MDD). Neuralstem is a biopharmaceutical company developing treatments for central nervous system diseases based on its proprietary neural stem cell platform. The report showed that NSI-189, a benzylpiperizine-aminiopyridine compound with neurogenic and synaptogenic mechanism of action, was well tolerated for 28 days at escalating doses and showed potential as a treatment for MDD. The paper, “A Phase 1b, Randomized, Double-Blind, Placebo-Controlled, Multiple-Dose Escalation Study of NSI-189 Phosphate, a Neurogenic Compound, in Depressed Patients,” can be found online here.

MDD is the leading cause of disability among adults in the U.S., affecting nearly 15 million people.1 While there are many treatments available for depression, only one-third of patients with MDD achieve full remission of symptoms,2-5 demonstrating the high unmet need for safe and effective therapies with mechanisms of actions that differ from current treatment options.

The Phase 1b study was a randomized, double-blind, placebo-controlled safety study (n=24) designed to evaluate the tolerability of NSI-189 in adult patients with MDD. Three doses were tested in equal cohort sizes (n=8/dose): 40 mg administered once (QD), twice (BID) or three times (TID) daily for 28 days. Patients in each cohort were randomly assigned to either active or placebo at 3:1 ratio and dosed and monitored in-clinic during the 28-day treatment period, after which they were discharged and monitored in periodic follow-up visits for eight additional weeks. The double-blind was maintained throughout the monitoring period, although no further treatment was administered. Various safety, pharmacokinetic, pharmacodynamic, and clinical assessments were conducted throughout the 84-day study.

NSI-189 was shown to be well tolerated, with no serious adverse events identified, across all three doses. The mean half-life of drug was 17.4 to 20.5 hours, with steady-state being reached after 96 to 120 hours. The overall drug exposure increased in a dose-related and nearly proportional manner across the dosing levels. Four clinical efficacy measurements were used: Symptoms of Depression Questionnaire (SDQ), Montgomery-Asberg Depression Scale (MADRS), Clinical Global Impressions - Improvement (CGI-I), and The Massachusetts General Hospital (MGH) Cognitive and Physical Functioning Questionnaire (CPFQ). NSI-189 showed a reduction in depressive and cognitive symptoms across all measures, with significant improvement in the SDQ and CPFQ, and a medium to large effect size for all measures. These improvements persisted during the eight-week, drug-free, follow-up phase.

“This small Phase 1B trial achieved the primary goal of establishing safety and tolerability of NSI-189 at multiple doses. However, in addition, it is also encouraging to see the early signs of benefit this novel treatment may offer for patients living with MDD,” said lead author Maurizio Fava, MD, Executive Vice Chair, Department of Psychiatry and Executive Director, Clinical Trials Network and Institute, Massachusetts General Hospital. “Improvements in depression and cognitive symptoms, if confirmed in future studies, indicate the promise NSI-189 holds for the treatment of MDD.”

Based on MADRS scores, of the 18 active patients who completed the study, 12 were responders, defined as those who had either 50% drop in MADRS score or returned to a normal range (MADRS score 0-6), two were non-responders (MADRS score 20-34), and four were designated partial responders since the post-treatment MADRS score indicated a change from moderate to mild depression. Independent analysis of depression biomarkers from the blood samples of the study subjects correlated with the clinical response in 17 out of the 18 cases, further corroborating the clinical efficacy results.

Researchers also assessed changes in quantitative EEG (electroencephalography), a measure of electrical brain waves at resting state. Analysis showed significant effects by NSI-189 but not by placebo on patients’ brain activity, indicated by increased high frequency alpha waves and amplitude change from baseline to post-dose assessment in specific locations in the left side of the brain.

In addition, the study measured changes over time in hippocampal and amygdala volumes from the MRI images of patients taken throughout the 84-day study duration. The post-hoc repeated measures ANOVA suggested a modest, though not statistically significant, increase in the left hippocampal volume in the NSI-189-treated patients, but not in the right side. In amygdala volume analysis, the trend of volume increase over time was non-significant on the left side but significant on the right side of the brain.

“These results are promising, as it is unusual to see medium to large clinical effects from such a small study, particularly in the case of depression where placebo effects can be quite large,” said Karl Johe, PhD, Neuralstem Chairman and Chief Scientific Officer. “Similar results were seen across several outcome measures and corroborated by blood biomarkers and brain activity and volume. This suggests that the neurogenic mechanism of action of NSI-189 is targeting the core of depression disease. If replicated in the upcoming Phase 2 trial, NSI-189 may have potential as a disease modifying agent as indicated by positive effects continued after patients stopped receiving the drug.”

Based on these findings, Neuralstem has filed a Phase 2 efficacy study for treatment of MDD with NSI-189 as a monotherapy compared with placebo with the U.S. Food and Drug Administration.

About the Trial

In this single-site study, patients with confirmed diagnosis of recurrent major depressive disorder (MDD) were enrolled into three dose cohorts (40 mg QD, 40 mg BID, and 40 mg TID) with eight patients per cohort completing the study. Within each dose cohort, six were randomized to NSI-189 and two were randomized to placebo. All subjects stayed in-clinic and received oral administration of NSI-189 or placebo for 28 days. After this period, the subjects were discharged and returned to the clinic for follow-up measures for additional eight weeks post dosing.

About Major Depressive Disorder

Major depressive disorder (MDD), also called major depression, is characterized by a combination of symptoms that interfere with a person's ability to function normally. MDD affects approximately 14.8 million American adults and is the leading cause of disability in the U.S. for ages 15-44, according to the National Institute of Mental Health.1 While most treatments modulate brain neurotransmitter levels to treat brain chemistry, new research suggests that brain physiology could also be involved. Depressed patients have reduced volume in the hippocampus, a part of the brain that generates new neurons, altered brain wave pattern, and diagnostic changes in certain blood components. Neuralstem believes that certain molecules such as NSI-189 stimulating the generation of new neurons and promoting synaptogenesis in the hippocampus could potentially reverse the pathophysiology of the depression itself.

About Neuralstem

Neuralstem's patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for many central nervous system diseases and conditions.

Neuralstem's ability to generate neural stem cell lines from human hippocampus, which were used for systematic chemical screening for neurogenesis effect, has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain's capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions. The company has completed Phase 1a and 1b trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to initiate a Phase 2 study for MDD in 2016.

Neuralstem's first stem cell product candidate, NSI-566, a spinal cord-derived neural stem cell line, is under development for treatment of amyotrophic lateral sclerosis (ALS). Neuralstem has completed two clinical studies, in a total of thirty patients, which met primary safety endpoints. In addition to ALS, NSI-566 is also in a Phase 1 study to treat paralysis due to chronic spinal cord injury, as well as in a Phase 1 study to treat paralysis from ischemic stroke.

Neuralstem's next generation stem cell product, NSI-532.IGF, consists of human cortex-derived neural stem cells that have been engineered to secrete human insulin-like growth factor 1 (IGF-1) protein. The treatment is currently in early investigation for Alzheimer’s disease (AD). In animal study reported at the 2015 Annual Meeting of the American Neurological Association, the cells improved cognition and reduced Aβ plaque load in AD mice.

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn.

Cautionary Statement Regarding Forward Looking Information:

 This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2014, and Form 10-Q for the three and nine months ended September 30, 2015, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC.

For further information: Neuralstem - Investor Relations: Danielle Spangler (mailto:dspangler@neuralstem.com), 301.366.1481, or Tonic Life Communications - Media Relations: Jennifer Gallo (jennifer.gallo@toniclc.com), 215.928.2183, Theresa Dolge (theresa.dolge@toniclc.com), 215.928.2748.

References

1.	Depression Statistics. Depression and Bipolar Support Alliance. Available at: http://www.dbsalliance.org/site/PageServer?pagename=education_statistics_depression. September 15, 2015.
2.	Fava M, Davidson KG. Definition and epidemiology of treatment-resistant depression. Psychiatr Clin North Am. 1996; 19:179-200.
3.	Fava M. Diagnosis and definition of treatment-resistant depression. Biol Psychiatry. 2003; 53:649-659.
4.	Nierenberg AA, Ostacher MJ, Huffman JC, Ametrano RM, Fava M, Perlis RH. A brief review of antidepressant efficacy, effectiveness, indications, and usage for major depressive disorder. J Occup Environ Med. 2008; 50(4):428-36.
5.	Trivedi MH, Rush AJ, Wisniewski SR, Nierenberg AA, Warden D, Ritz L, et al; STAR*D Study Team. Evaluation of outcomes with citalopram for depression using measurement-based care in STAR*D: implications for clinical practice. Am J Psychiatry. 2006; 163(1):28-40.